Exhibit 10.2
FORM OF EMPLOYEE OPTION AWARD

[Date]_____________, 20__

[Name]
[Address]

Dear ________:

I am pleased to inform you that on______, 20__, the Compensation Committee of the Board of Directors of Severn Bancorp, Inc. granted you options to purchase ______ shares of Common Stock of the Company under the Company’s 2008 Equity Incentive Plan (the “Plan”) at an exercise price of $______ per share.

Under the Plan, the Company may grant either incentive stock options or non-qualified stock options.  The options granted to you are intended to be [incentive/non-qualified stock] options.

These options will become exercisable as follows:

Date First Exercisable	Number of Shares

The exercise price for your options shall be payable in cash or as otherwise permitted under the Plan.

Once options become exercisable, they will remain exercisable until they are exercised or until they terminate.  Unless earlier terminated pursuant to the terms of the Plan, all options granted hereby shall terminate on____, 20___ (the "Scheduled Expiration Date").  For the avoidance of doubt, all options (including the options that first become exercisable on March 16, 2015) shall be exercisable through 5:00 p.m. on March 16, 2015.  While the specific terms of the Plan will govern, generally:

•
If your employment is terminated due to your death or Disability (as defined in the Plan), all of your options will become immediately exercisable in full and may be exercised at any time prior to the earlier of (a) one year after the date of termination of employment and (b) the Scheduled Expiration Date;

•
If your employment is terminated due to your Retirement (as defined in the Plan), all of your options will become immediately exercisable in full and may be exercised at any time prior to the Scheduled Expiration Date;

•
If your employment is terminated due to any other reason, any options that you had that were not exercisable as of the date of the termination of your employment will expire.  You may exercise options that were exercisable as of the date of the termination of your employment at any time prior to the earlier of (a) 90 days after the date of termination of employment and (b) the Scheduled Expiration Date.

[Name]

Please note that if you exercise an incentive stock option more than three months after the termination of your employment, it may no longer qualify as an incentive stock option.

Subject to the Plan, this option shall become exercisable in full upon the occurrence of a Change in Control (as defined in the Plan).

This option is subject to cancellation in the event that your employment is terminated for Cause (as defined in the Plan) and under other circumstances described in the Plan.

Anything in this letter or the Plan to the contrary notwithstanding, by acceptance of this letter, you agree as follows:

(i) in the event that the Company determines that any acceleration of the vesting of the options represented by this letter as a result of your Retirement or as a result of a Change of Control would violate any applicable law, rule or regulation, including without limitation, those applicable to entities that have received, and have not repaid, financial assistance under the Troubled Asset Relief Program established pursuant to the Emergency Economic Stabilization Act of 2008 (collectively, “Applicable Laws”), such acceleration shall not be effective unless and until permitted by such Applicable Laws; and

(ii) in the event that the Company determines that any amount received by you upon the exercise of this option and/or the sale of the Common Stock received upon exercise is based on materially inaccurate financial statements (including, without limitation, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria, and that Applicable Law requires that such amount be recovered  by the Company, you agree to repay to the Company such amount as the Board of Directors of the Company (or an appropriate committee thereof) determines in good faith is required by Applicable Law to be repaid by you based on such inaccurate information (but in no event more than one-hundred percent (100%) of the amount received by you upon the exercise of the option and/or the sale of the Common Stock received upon exercise, net of the amount of exercise price paid by you).

Further terms governing the options granted to you are set forth in the Plan, which is incorporated herein by reference.  A copy of the Plan is available from [the Human Resources Department].

If you wish to accept the grant of the options as provided above and in the Plan, please so indicate by signing and returning the enclosed copy of this letter, whereupon you and the Company shall be legally bound hereby under Maryland law.

Very truly yours,

SEVERN BANCORP, INC.

By:  ___________________________

Accepted and Agreed:

_______________________